Press Release	Source: Dogs International

Dogs International Announces Termination of Agreement with PetsUnited & Request for Termination of Proposed Listing on the Berlin Stock Exchange

Friday June 18, 8:00 am ET

LAS VEGAS--(BUSINESS WIRE)--June 18, 2004--Dogs International (OTC BB: DOGN - News) today announced it was terminating all negotiations with PetsUnited. Additionally, DOGN announced that it had requested a termination of the unauthorized listing of its stock on the Berlin-Bremen Stock Exchange.

On Aug. 20, 2003, DOGN executed a letter of intent with PetsUnited to acquire 100 percent of the membership interest of PetsUnited, with assets mainly consisting of The Dog's Outfitter and Allpets.com, which are operating divisions of PetsUnited.

The acquisition was subject to finalization of a definitive agreement, due diligence review, and other customary conditions. After completing its due diligence, DOGN management determined that the acquisition did not fit within the financial parameters required to increase stockholder value.

DOGN learned recently that it is one of a large number of publicly traded companies in the United States whose stock had been proposed for listing on the Berlin-Bremen Stock Exchange without prior knowledge, consent or authorization. DOGN is taking steps to request termination of the proposed listing to eliminate the ability of domestic and foreign brokers from "naked short selling" DOGN stock.

About DOGN

Dogs International's focus has been on building/acquiring a chain of upscale pet care facilities under the name "Bed & Biscuit Inn(TM)." The Bed & Biscuit Inns are to be designed to offer a wide range of services including, indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash "Bark Park" playgrounds and training facilities, and a bakery/cafe. In addition, Dogs International plans to have groomingdale's, an onsite pet grooming facility, at each location.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, any benefits or perceived benefits the termination of the PetsUnited agreement or the impact the termination may have on the company's operations and management, and the company's ability to acquire or build any facilities as suggested. Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Dogs International

Rosemary Williams, 386-439-4003